Exhibit (i)(4)

December 18, 2012

ING Separate Portfolios Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re:	Securities Act Registration No. 333-141111
Investment Company Act File No. 811-22025

Ladies and Gentlemen:

We have acted as counsel to ING Separate Portfolios Trust (the “Trust”), a Delaware statutory trust, and its series, ING Retirement Solution Income Fund, ING Retirement Solution 2020 Fund, ING Retirement Solution 2025 Fund, ING Retirement Solution 2030 Fund, ING Retirement Solution 2035 Fund, ING Retirement Solution 2040 Fund, ING Retirement Solution 2045 Fund, ING Retirement Solution 2050 Fund, and ING Retirement Solution 2055 Fund (collectively, the “Funds”), in connection with the Post-Effective Amendment No. 23 to the Registration Statement of the Trust (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the designation of the Class I shares on behalf of the Funds.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Class I shares of beneficial interests of the Funds, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about December 19, 2012, will be duly and validly issued, fully paid, and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP